DREYFUS GOVERNMENT CASH MANAGEMENT

ARTICLES OF AMENDMENT

            Dreyfus Government Cash Management, a business trust formed by an Agreement and Declaration of Trust dated June 4, 1986 pursuant to the laws of The Commonwealth of Massachusetts (the "Trust"), hereby certifies to the Secretary of State of The Commonwealth of Massachusetts that:

            FIRST:  The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1.  Name. This Trust shall be known as 'Dreyfus Government Cash Management Funds.'"

            SECOND:  The amendment to the Agreement and Declaration of Trust herein made was duly approved at a meeting of the Trustees of the Trust on January 30, 1998 pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust.

            IN WITNESS WHEREOF, Dreyfus Government Cash Management has caused these Articles to be filed in its name and on its behalf by its Trustees.

DREYFUS GOVERNMENT CASH MANAGEMENT

By:   /s/ Joseph S. DiMartino

Joseph S. DiMartino, Trustee

      By:   /s/ David W. Burke

David W. Burke, Trustee

     By:   /s/ Isabel P. Dunst

Isabel P. Dunst, Trustee

   By: /s/ Lyle E. Gramley

Lyle E. Gramley, Trustee

        By: /s/ Warren B. Rudman

Warren B. Rudman, Trustee

STATE OF NEW YORK       )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 18th day of February, 1998, before me personally appeared the above-named Trustees of the Trust, to me known, and known to me to be the persons described in and who executed the foregoing instrument, and who duly acknowledged to me that such Trustees had executed the same.

/s/ Monica Moran

Notary Public

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